[Captaris Logo Here]

FOR IMMEDIATE RELEASE

CONTACTS:

Investor Relations

Melanie Canto

Captaris Inc.

(425) 638-4048

MelanieCanto@Captaris.com

Public Relations Manager

Stacey Branom

Captaris Inc.

(425) 638-4041

StaceyBranom@Captaris.com

Captaris Reports Financial Results for the Fourth Quarter 2004

Strong Revenue Growth Across all Product Lines.

Bellevue, Wash. -- February 9, 2005 -- Captaris Inc. (NASDAQ: CAPA), a leading provider of Business Information Delivery solutions, today reported unaudited financial results for its fourth quarter ended December 31, 2004.

On a continuing products basis, revenue from all product lines was up a combined 21% compared to $19.5 million in the fourth quarter of 2003, which excludes $11.9 million revenue from the accelerated payout of the company's OEM agreement with Cisco Systems, Inc. Revenue was $23.6 million for the quarter ended December 31, 2004, compared to $31.4 million in the same quarter last year.

For the fourth quarter of 2004, Captaris RightFax revenue was $20.7 million, up 11% from the same quarter last year, and Captaris Workflow revenue was $1.1 million, up 28% from the same quarter last year. Revenue from Captaris Alchemy, the fixed content management product line from the acquisition of IMR in late October 2004, was $1.8 million. Deferred revenue increased $5.4 million, up 41% over the prior quarter, and up $8.2 million or 80% for 2004.

On a comparable basis, gross margin as a percent of revenue was 65%, down from 67%, excluding the Cisco revenue for the fourth quarter of 2003. Including the Cisco revenue, reported gross margin in the fourth quarter of 2003 was 80%.

Revenue from the Cisco transaction has been excluded from the revenue and margin comparisons above to facilitate period to period comparisons of the company's continuing product line performance.

Operating expenses were $17.8 million for the fourth quarter of 2004, compared to operating expenses of $14.1 million for the fourth quarter of 2003. Operating expenses for the fourth quarter of 2004 include $1.8 million for IMR, including amortization of purchased intangibles. The company recorded an impairment charge of $488,000 for purchased intangibles related to the Infinite stand-alone mobility product line and a write-off of $520,000 for due diligence costs related to an abandoned acquisition.

Income tax benefit in the fourth quarter of 2004 includes a $1.1 million reduction relating to the reversal of income tax liabilities due to the expiration of certain statutory limitations. The statutory limitations expired on certain prior year tax filings.

The company reported a loss from continuing operations for the fourth quarter of 2004 of $34,000 or breakeven per diluted share, compared to income from continuing operations of $7.2 million or $0.22 per diluted share in the same quarter of 2003 which includes the Cisco revenue and corresponding improvement in income, net of tax. Net income for the fourth quarter was $6,000, or breakeven per diluted share, compared to net income of $6.9 million, or $0.21 per diluted share, including net income from the Cisco transaction, for the same quarter of 2003. Income from discontinued operations reflects a gain from the sale of MediaLinq, net of income taxes, of $40,000 compared to a loss of $354,000 in the fourth quarter of 2003.

Cash, cash equivalents and investment balances totaled $57.3 million as of December 31, 2004. In the quarter, cash flow from operations was $3.5 million. In fiscal year 2004, cash flow from operations was $7.0 million.

"We achieved strong year-over-year top line growth and significantly increased deferred revenue and cash flow in the fourth quarter which we believe provides evidence of the opportunities we see in our Business Information Delivery strategy," said David P. Anastasi, President and CEO of Captaris. "After notable investment, we have made significant progress down our transformation path and we look forward to continued top line growth, and improving operational efficiency in 2005."

Stock Repurchase

During the quarter, the Company repurchased 933,379 shares of its outstanding common stock at a cost of approximately $4.2 million with a purchase price of $4.45 per share. In January 2005, the Board of Directors approved an $11.0 million increase to its previously announced stock repurchase program. Including the increase, a total of $15.0 million is available for such repurchases. Captaris may repurchase shares under its stock repurchase program subject to open trading windows, overall market conditions, stock prices and its cash position and requirements.

In addition to open market purchases under the Company's stock repurchase plan, as previously reported in our Form 8-K filing, the Company repurchased approximately 571,000 common shares in October 2004, issued as part of the Teamplate acquisition on September 30, 2003, at a total cost of approximately $3.0 million. These shares, when combined with the open market purchases in the last twelve months, represent a total of 3.2 million shares repurchased at a cost of $16.5 million. As of December 31, 2004, the total number of outstanding common shares was 29.5 million.

Web Cast Information

The Company will discuss its fourth quarter results and business outlook for 2005 on its regularly scheduled conference call today at 1:45 pm PT/ 4:45 p.m. ET. The live Web cast of the conference call can be accessed from the Investor Relations section of the Captaris Web site at www.captaris.com. The conference call dial-in number is 800-240-7305 and no access code is required. The company will also provide a replay of the conference call at 800-405-2236, confirmation number 11022894# until Wednesday, February 16, 2005 at 11:59 pm PT.

About Captaris Inc.
Captaris Business Information Delivery solutions help organizations of all sizes automate the information and document flow throughout the information lifecycle (capture -- process -- archive -- deliver). With a comprehensive suite of software and services, Captaris helps organizations to grow revenues and increase profits while meeting compliance goals. Through a global distribution network of leading enterprise technology partners, Captaris has installed more than 90,000 systems in 95 countries in companies of all sizes, including the entire Fortune 100.

Captaris is headquartered in Bellevue, Wash., and has main offices in Tucson, Ariz., Portland, Ore., Englewood, Colo., Calgary, Canada, and European headquarters in Nieuwegein, Netherlands. In addition, Captaris has sales and support offices in the United Kingdom, Germany, Hong Kong, Australia and Dubai. The company was founded in 1982 and is publicly traded on the NASDAQ National Market under the symbol CAPA. For more information please visit www.captaris.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our expectations for continuing top line growth and improving operations in 2005 and regarding our plan to repurchase shares under our stock repurchase plan. Forward-looking statements include all passages containing verbs such as "aims," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects" or "targets" or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect Captaris' actual results include, among others, the impact, if any, of stock-based compensation charges or benefit associated with variable accounting treatment on certain stock options, the potential failure to maintain and expand Captaris' network of dealers and resellers or to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect Captaris' financial results is included in Captaris' most recent quarterly report on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Captaris undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Captaris products Alchemy, Interchange, RightFax and Teamplate are trademarks of Captaris. All other company, brand and product names are the property and/or trademarks of their respective companies.

# # #
Captaris, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarter Ended December 31		Year Ended
	2004	2003	2004	2003
Net revenue	$23,639	$31,368	$78,036	$83,286

Cost of revenue	8,227	6,339	27,043	25,494

Gross profit	15,412	25,029	50,993	57,792

Operating expenses:
Research and development	3,039	2,314	10,276	9,496
Selling, general and administrative	13,695	11,524	43,593	39,257
Amortization of intangibles	375	105	683	275
Impairment of intangibles	488		488
Restructuring	-	-	-	423
Stock compensation expense (benefit)	165	220	(29)	2,269
Gain on sale of discontinued product line CallXpress	-	(81)	-	(2,169)

Total operating expenses	17,762	14,082	55,011	49,551

Operating income (loss)	(2,350)	10,947	(4,018)	8,241

Other income (expense)
Interest	267	316	1,278	1,459
Other, net	7	303	(331)	198
Other income	274	619	947	1,657

Income (loss) from continuing operations before income tax expense (benefit)	(2,076)	11,566	(3,071)	9,898
Income tax expense (benefit)	(2,042)	4,330	(2,420)	3,680

Income (loss) from continuing operations	(34)	7,236	(651)	6,218

Discontinued operations:
Income (loss) from operations of MediaLinq, net of income taxes	-	(298)	-	472
Gain (loss) from sale of MediaLinq, net of income taxes	40	(56)	647	5,843

Income (loss) from discontinued operations	40	(354)	647	6,315

Net income (loss)	$6	$6,882	$(4)	$12,533

Basic net income (loss) per common share:
Net income (loss) from continuing operations	$ -	$ 0.22	$ (0.02)	$ 0.20
Net income from discontinued operations	-	(0.01)	0.02	0.21
Net income per common share - Basic	$ -	$ 0.21	$ -	$ 0.41

Diluted net income (loss) per common share :
Net income (loss) from continuing operations	$ -	$ 0.22	$ (0.02)	$ 0.20
Net income (loss) from discontinued operations	-	(0.01)	0.02	0.20
Net income per common share - Diluted	$ -	$ 0.21	$ -	$ 0.40

Weighted average shares used in computation of:
Basic	30,320	32,232	31,346	30,849
Diluted	30,320	33,067	31,346	31,543

Captaris, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)
	December 31,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$ 7,563	$ 41,896
Short-term investments, available for sale	25,725	28,081
Accounts receivable, net	18,205	13,638
Inventories	992	1,973
Prepaid expenses and other	1,687	2,479
Deferred and income tax receivable	3,193	1,770
Total current assets	57,365	89,837

Long-term investments, available for sale	24,052	25,684
Restricted cash	1,000	1,000
Long-term deposits	94	37
Equipment and leasehold improvements, net	6,413	4,605
Intangible and other assets, net	13,441	6,705
Goodwill	31,935	15,541
Deferred income taxes	6,666	1,926
Total assets	$ 140,966	$ 145,335

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$ 6,407	$ 4,875
Accrued compensation and benefits	4,461	4,403
Other accrued liabilities	1,532	1,393
Income taxes payable	258	2,999
Deferred revenue	15,699	9,653
Total current liabilities	28,357	23,323

Deferred Revenue - noncurrent	2,743	604
Deferred income taxes - noncurrent	3,736	580
Total Liabilities	34,836	24,507

Redeemable common stock	-	3,000

Shareholders' equity:
Common stock	295	318
Additional paid-in capital	55,410	67,453
Retained earnings	49,677	49,681
Accumulated other comprehensive income	748	376
Total shareholders' equity	106,130	117,828

Total liabilities and shareholders' equity	$ 140,966	$ 145,335

Captaris, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)
	Year Ended
	December 31,
	2004	2003

Cash flows from operating activities:
Net income	$ (4)	$ 12,533
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	2,662	3,545
Amortization	1,675	652
Loss on disposition of equipment	-	133
Gain on sale of discontinued product line CallXpress	-	(2,169)
Gain on sale of discontinued operations MediaLinq, net of income taxes	(647)	(5,843)
Stock compensation expense (benefit)	(29)	3,132
Stock issued for consulting services	-	6
Impairment of intangibles	488	-
Bad debt expense	183	1,134
Foreign currency transaction gain	-	(243)
Changes in current assets and liabilities, net of purchases and dispositions of businesses:
Accounts receivables, net	(3,319)	(183)
Inventories	979	408
Prepaid expenses and other assets	1,040	(1,093)
Deferred income tax assets	(1,522)	(1,111)
Accounts payable	1,410	(2,676)
Accrued compensation and benefits	(683)	575
Other accrued liabilities	(356)	(1,657)
Income taxes payable	(2,616)	2,999
Deferred income tax liabilities	777	720
Deferred revenue	7,007	2,544
Net cash provided by operating activities	7,045	13,406

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(3,835)	(3,092)
Purchase of investments	(68,752)	(63,155)
Purchase of businesses, net of cash acquired	(26,438)	(8,070)
Proceeds from sale of discontinued product line CallXpress	-	2,500
Proceeds from sale of discontinued operations MediaLinq, net of income taxes	647	14,852
Proceeds from sales and maturities of investments	72,414	60,340
Net cash (used in) provided by investing activities	(25,964)	3,375

Cash flows from financing activities:
Proceeds from exercises of stock options	1,022	6,127
Repurchase of common stock	(13,477)	(3,095)
Retirement of shares	-	-
Repurchase of redeemable stock	(2,982)
Net cash (used in) provided by financing activities	(15,437)	3,032

Net (decrease) increase in cash	(34,356)	19,813

Effect of exchange rate changes on cash	23	112

Cash and cash equivalents at beginning of period	41,896	21,971

Cash and cash equivalents at end of period	$ 7,563	$ 41,896